UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    September 18, 2003

SUMMIT PROPERTIES PARTNERSHIP, L.P.
(Exact name of Registrant as specified in its charter)

Delaware	1-22411	56-1857809
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

309 East Morehead Street, Suite 200, Charlotte, NC 28202
(Address of Principal Executive Offices) (Zip Code)

(704) 334-3000
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events and Required FD Disclosure.

     On September 18, 2003, Summit Properties Partnership, L.P. (the “Operating Partnership”) redeemed all of its 3.4 million 8.95% Series B Cumulative Redeemable Perpetual Preferred Units (“Preferred Units”), at a redemption price of $25.20 per Preferred Unit, plus all accrued and unpaid distributions through the redemption date. Summit Properties Inc. (the “Company”) is the sole general partner of the Operating Partnership.

     As a result of the redemption, the excess of the redemption amount over the carrying amount of the Preferred Units, which totals approximately $3.0 million, will be subtracted from net earnings available to common stockholders as reported by the Company. This is consistent with the Securities and Exchange Commission’s staff announcement on July 31, 2003 that provided clarification to Emerging Issues Task Force (“EITF”) Topic D-42, “The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock.”

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMIT PROPERTIES PARTNERSHIP, L.P.

By: Summit Properties Inc., its General Partner

Dated: September 22, 2003	By:	/s/ Gregg D. Adzema

Gregg D. Adzema
Executive Vice President and Chief Financial Officer